CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Commodity Basket Buffered Performance Leveraged Upsize Securities due 2014	$3,695,000	$423.45

August 2012 Pricing Supplement No. 300 Registration Statement No. 333-178081 Dated August 24, 2012 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Commodities
Buffered PLUS Based on the Performance of a Basket of Seven Commodities due February 27, 2014
Buffered Performance Leveraged Upside SecuritiesSM
The Buffered PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide a minimum payment at maturity of only 10% of the stated principal amount and have the terms described in the accompanying prospectus supplement for PLUS and prospectus, as supplemented or modified by this document.  At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket, subject to the maximum payment at maturity.  If the basket has depreciated in value, but the basket has not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par.  However, if the basket has declined by more than the buffer amount, investors will lose 1% for every 1% decline beyond the buffer amount, subject to the minimum payment at maturity.  Investors may lose up to 90% of the stated principal amount of the Buffered PLUS.  The Buffered PLUS are for investors who seek exposure to a basket of seven commodities who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and buffer features that in each case apply to a limited range of performance of basket.  The Buffered PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per Buffered PLUS
Stated principal amount:	$1,000 per Buffered PLUS
Pricing date:	August 24, 2012
Original issue date:	August 29, 2012 (3 business days after the pricing date)
Maturity date:	February 27, 2014
Aggregate principal amount:	$3,695,000
Basket:	Basket commodity	Bloomberg ticker symbol*	Weighting	Initial basket commodity price
	Brent blend crude oil (“brent”)	CO1	20%	$113.59
	Copper	LOCADY	15%	$7,600.50
	Gasoline RBOB (“gasoline”)	XB1	15%	$3.078
	Gold	GOLDLNPM	15%	$1,667.00
	Sugar	SB 1	15%	19.58¢
	Soybean Meal	SM1	10%	$533.40
	Wheat	W 1	10%	867.50¢
*Bloomberg symbols are being provided for reference purposes only. The initial basket commodity prices were determined and the final basket commodity prices will be determined based on the values published by  the relevant exchange.

Payment at maturity:
▪ If the basket performance factor is greater than 100%, meaning the basket has appreciated:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.

▪ If the basket performance factor is less than or equal to 100% but greater than or equal to 90%, meaning the basket has declined in value by an amount less than or equal to the buffer amount of 10%:
$1,000

▪ If the basket performance factor is less than 90%, meaning the basket has declined in value by an amount greater than the buffer amount of 10%:
($1,000 x basket performance factor) + $100
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment due at maturity on the Buffered PLUS be less than $100 per Buffered PLUS.

Maximum payment at maturity:	$1,220 per Buffered PLUS (122% of the stated principal amount)
Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Leverage factor:	140%
Minimum payment at maturity:	$100 per Buffered PLUS (10% of the stated principal amount)
Basket percent increase:	The sum of the products of, with respect to each basket commodity: [(final basket commodity price – initial basket commodity price) / initial basket commodity price] x weighting
Basket performance factor:	The sum of the products of, with respect to each basket commodity: [final basket commodity price / initial basket commodity price] x weighting
Valuation date:	In respect of each basket commodity, February 24, 2014, subject to adjustment for a non-trading day or a market disruption event in respect of the applicable basket commodity.
Buffer amount:	10%
Interest:	None
CUSIP / ISIN:	617482P40 / US617482P406
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
	Terms continued on the following page
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Buffered PLUS	$1,000	$20	$980
Total	$3,695,000	$73,900	$3,621,100
(1)
Selecteddealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $20 for each Buffered PLUS they sell. See “Supplemental information concerning plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The Buffered PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Buffered PLUS, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The Buffered PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Buffered PLUS” at the end of this document.

Prospectus Supplement for PLUS dated August 17, 2012	Prospectus dated November 21, 2011

Buffered PLUS Based on the Performance of a Basket of Seven Commodities due February 27, 2014
Buffered Performance Leveraged Upside SecuritiesSM

Terms continued from previous page:
Commodity price:
For any trading day:

Brent:  the official settlement price per barrel of Brent blend crude oil on the ICE Futures Europe of the first nearby month futures contract, stated in U.S. dollars, as made public by the ICE Futures Europe on such date.

Copper: the official cash offer price per tonne of Copper Grade A on the London Metal Exchange (“LME”) for the spot market, stated in U.S. dollars, as determined by the LME on such date.

Gasoline:  the official settlement price per gallon of New York Harbor reformulated gasoline blendstock for oxygen blending on the NYMEX of the first nearby month futures contract, stated in U.S. dollars, as made public by NYMEX on such date.

Gold:  the afternoon fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (“LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on such date.

Sugar:  the official settlement price per pound of deliverable-grade sugar cane on ICE Futures U.S. of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the ICE Futures U.S. on such date.

Soybean meal: the official settlement price per ton of deliverable-grade soybean meal on the Chicago Board of Trade (“CBOT”) of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. dollars, as made public by CBOT on such date.

Wheat: the official settlement price per bushel of deliverable-grade wheat on the CBOT of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by CBOT on such date.

Relevant exchange:	Brent: ICE Futures Europe Copper: LME Gasoline RBOB: NYMEX Gold: LBMA Sugar: ICE Futures U.S. Soybean meal: CBOT Wheat: CBOT
Initial basket commodity price	The commodity price for the applicable basket commodity on the pricing date as set forth under “Basket—Initial basket commodity price” above.
Final basket commodity price:
The commodity price for the applicable basket commodity on the valuation date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day.

Buffered PLUS Based on the Performance of a Basket of Seven Commodities due February 27, 2014
Buffered Performance Leveraged Upside SecuritiesSM

Investment Summary

Buffered Performance Leveraged Upside Securities

The Buffered PLUS Based on the Performance of a Basket of Seven Commodities due February 27, 2014 (the “Buffered PLUS”) can be used:

▪	To gain access to the basket commodities and provide diversification of underlying asset class exposure

▪	As an alternative to direct exposure to the basket commodities that enhances returns for a certain range of positive performance of the basket

▪	To achieve similar levels of exposure to the basket as a direct investment while using fewer dollars by taking advantage of the leverage factor, subject to the maximum payment at maturity

▪	To obtain a limited buffer against a specified level of negative performance of the basket

Maturity:	Approximately 18 months
Leverage factor:	140%
Buffer amount:	10%
Maximum payment at maturity:	$1,220 (122% of the stated principal amount)
Minimum payment at maturity:	$100 per Buffered PLUS (10% of the stated principal amount). Investors may lose up to 90% of the stated principal amount of the Buffered PLUS.
Basket weighting:	20% for brent; 15% for each of copper, gasoline, gold and sugar; and 10% for each of soybean meal and wheat.
Interest:	None

Key Investment Rationale

Buffered PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies, while providing limited protection against negative performance of the asset.  Once the asset has decreased in value by more than a specified buffer amount, investors are exposed to the negative performance of the asset, subject to the minimum payment at maturity.  At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity.  At maturity, if the asset has depreciated and (i) if the closing price of the asset has not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par or (ii) if the closing price of the asset has declined by more than the buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount, subject to a minimum payment at maturity.  Investors may lose up to 90% of the stated principal amount of the Buffered PLUS.

Access
The Buffered PLUS offer exposure to a basket composed of brent, gasoline, copper, gold, sugar, soybean meal and wheat, allowing for diversification of underlying asset class exposure from traditional fixed income/U.S. equity investments.

Leverage Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket within a certain range of positive performance.
Upside Scenario
The basket increases in value and, at maturity, the Buffered PLUS redeem for the stated principal amount plus the leveraged upside payment, subject to the maximum payment at maturity of $1,220 per Buffered PLUS (122% of the stated principal amount).

Par Scenario	The basket declines in value by no more than 10% and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000.
Downside Scenario
The basket declines in value by more than 10% and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease in the value of the basket, plus the buffer amount of 10%.  For example, if the basket decreases by 25%, the Buffered PLUS will redeem for $850 or 85% of the stated principal amount per Buffered PLUS at maturity.  The minimum payment at maturity is $100 per Buffered PLUS.

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Buffered PLUS Based on the Performance of a Basket of Seven Commodities due February 27, 2014
Buffered Performance Leveraged Upside SecuritiesSM

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$1,000 per Buffered PLUS
Leverage factor:	140%
Buffer amount:	10%
Maximum payment at maturity:	$1,220 per Buffered PLUS (122% of the stated principal amount)
Minimum payment at maturity:	$100 per Buffered PLUS (10% of the stated principal amount)

Buffered PLUS Payoff Diagram

How it works

▪
Upside Scenario.  If the basket performance factor is greater than 100%, meaning the basket has appreciated, investors would receive the $1,000 stated principal amount plus 140% of the appreciation of the basket over the term of the Buffered PLUS, subject to the maximum payment at maturity.  Under the terms of the Buffered PLUS, investors would realize the maximum payment at maturity when the basket appreciates by approximately 15.71%.

▪
Par Scenario.  If the basket performance factor is less than or equal to 100% but greater than or equal to 90%, meaning the basket has declined in value by an amount less than or equal to the buffer amount of 10%, investors would receive the stated principal amount of $1,000 per Buffered PLUS.

▪
Downside Scenario.    If the basket performance factor is less than 90%, meaning the basket has declined in value by an amount greater than the buffer amount of 10%, investors would receive a payment at maturity that is less than the stated principal amount by an amount that is proportionate to the percentage decrease in the value of the basket, plus the buffer amount of 10%. The minimum payment at maturity will be $100 per Buffered PLUS.

▪
For example, if the basket performance factor is 60%, meaning the basket has declined in value by 40%, investors would lose 30% of their principal and receive only $700 per Buffered PLUS at maturity, or 70% of the stated principal amount.

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Buffered PLUS Based on the Performance of a Basket of Seven Commodities due February 27, 2014
Buffered Performance Leveraged Upside SecuritiesSM

Calculation of Payment at Maturity

Basket Percent Increase Example
Below is an example of how to calculate the payment at maturity if the basket has appreciated.  This example is based on the leverage factor of 140%, the maximum payment at maturity of $1,220 per Buffered PLUS and the hypothetical data in the table below.  The initial and final basket commodity prices below are hypothetical and do not reflect the actual initial or final basket commodity prices.  The actual initial basket commodity prices are set forth on the cover page of this document.  The numbers appearing below may have been rounded for ease of analysis.

Basket commodity	% Weight in Basket	Hypothetical Initial basket commodity price	Hypothetical Final basket commodity price	Percentage Change
Brent	20%	$120	$126	+ 5%
Copper	15%	$7,500	$7,875	+ 5%
Gasoline	15%	$3	$3.15	+ 5%
Gold	15%	$1,600	$1,680	+ 5%
Sugar	15%	20¢	21¢	+ 5%
Soybean meal	10%	$500	$525	+ 5%
Wheat	10%	800¢	840¢	+ 5%

Basket Percentage Change = sum of the products of (x) the final basket commodity price for each basket commodity minus the initial basket commodity price for such basket commodity divided by the initial basket commodity price of such basket commodity and (y) the basket commodity weighting for such basket commodity:

[(final brent price – initial brent price) / initial brent price]  x  20%; plus
[(final copper price – initial copper price) / initial copper price]  x  15%; plus
[(final gasoline price – initial gasoline price) / initial gasoline price]  x  15%; plus
[(final gold price – initial gold price) / initial gold price]  x  15%; plus
[(final sugar price – initial sugar price) / initial sugar price]  x  15%; plus
[(final soybean meal price – initial soybean meal price) / initial soybean meal price]  x  10%; plus
 [(final wheat price – initial wheat price) / initial wheat price]  x  10%;

So, using the final basket commodity prices above:

brent  =  [($126 – $120) / $120] x 20%  = 1%; plus
copper  =  [($7,875 - $7,500 / $7,500] x 15%  = 0.75%; plus
gasoline  =  [($3.15 – $3) / $3] x 15%  = 0.75%; plus
gold  =  [($1,680 - $1,600) / $1,600] x 15%  = 0.75%; plus
sugar  =  [(21¢ – 20¢) / 20¢] x 15%  = 0.75%; plus
soybean meal  =  [($525 – $500) / $500] x 10%  = 0.5%; plus
wheat  =  [(840¢  – 800¢) / 800¢] x 10%  = 0.5%;

which equals
basket percentage increase   =   5%

The payment at maturity will equal $1,000 plus the leveraged upside payment.  The leveraged upside payment will equal (i) $1,000 times (ii) the basket percent increase times (iii) the leverage factor, or:

$1,000   x   5%   x   140%   =   $70

Since this amount would not result in a payment at maturity that would exceed the maximum payment at maturity of $1,220 per Buffered PLUS, the payment at maturity will equal $1,000 plus the leveraged upside payment, or:

$1,000   +   $70   =   $1,070

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Buffered Performance Leveraged Upside SecuritiesSM

Basket Performance Factor Example

Below is an example of how to calculate the payment at maturity if the basket performance factor is 100% or less based on the hypothetical data in the table below.  The initial and final basket commodity prices below are hypothetical and do not reflect the actual initial or final basket commodity prices.  The numbers appearing below may have been rounded for ease of analysis.

The basket performance factor is less than 100%

Basket commodity	% Weight in Basket	Hypothetical Initial basket commodity price	Hypothetical Final basket commodity price	Percentage Change
Brent	20%	$120	$12	-90%
Copper	15%	$7,500	$750	-90%
Gasoline	15%	$3	$3.15	+ 5%
Gold	15%	$1,600	$1,680	+ 5%
Sugar	15%	20¢	21¢	+ 5%
Soybean meal	10%	$500	$525	+ 5%
Wheat	10%	800¢	840¢	+ 5%

Basket Performance Factor = sum of the products of (x) the final basket commodity price for each basket commodity divided by the initial basket commodity price of such basket commodity and (y) the basket commodity weighting for such basket commodity:

(final brent price / initial brent price)  x  20%; plus
(final copper price / initial copper price)  x  15%; plus
(final gasoline price / initial gasoline price)  x  15%; plus
(final gold price / initial gold price)  x  15%; plus
(final sugar price / initial sugar price)  x  15%; plus
(final soybean meal price / initial soybean meal price) x  10%; plus
 (final wheat price / initial wheat price)  x  10%;

So, using the final basket commodity prices above:

brent  =  ($12 / $120) x 20%  = 2%; plus
copper  =  ($750  / $7,500) x 15%  = 1.5%; plus
gasoline  =  ($3.15  / $3) x 15%  = 15.75%; plus
gold  =  ($1,680 / $1,600) x 15%  = 15.75%; plus
sugar  =  (21¢ / 20¢) x 15%  = 15.75%; plus
soybean meal  =  ($525 / $500) x 10%  = 10.5%; plus
wheat  =  (840¢  / 800¢) x 10%  = 10.5%;

which equals
basket performance factor   =   71.75%

In the above example, the final basket commodity prices of all the basket commodities except for brent and copper (with a combined weighting of 65% of the basket), are each higher than their respective initial basket commodity prices, but the final basket commodity prices of brent and copper (with a weighting of 20% and 15% of the basket, respectively) are each lower than their respective initial basket commodity prices.  Accordingly, although the final basket commodity prices of 65% of the basket commodities (by weight) have increased in value over their respective initial basket commodity prices, the final basket commodity prices of the other 35% (by weight) of the basket have declined and, because they have declined significantly, their decline more than offsets the increases in the other basket commodities and, consequently, the basket performance factor is less than 100%.  Since the basket has declined in value by more than the 10% buffer amount in this example, the payment at maturity per Buffered PLUS will equal $1,000 times the basket performance factor plus $100; or

($1,000     x     71.75%)     +      $100     =      $817.50
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Buffered PLUS Based on the Performance of a Basket of Seven Commodities due February 27, 2014
Buffered Performance Leveraged Upside SecuritiesSM

The payment at maturity per Buffered PLUS will be $817.50, which is less than the stated principal amount by an amount that is proportionate to the percentage decline in the basket beyond the buffer amount of 10%.

If the basket did not decline in value by more than the buffer amount of 10%, the payment at maturity would equal the $1,000 stated principal amount per Buffered PLUS.

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Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for Commodity PLUS and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

▪
The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of the stated principal amount of the Buffered PLUS, subject to the credit risk of Morgan Stanley.  If the basket performance factor is less than 90%, meaning the basket has declined in value by more than the buffer amount of 10%, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the basket value from its initial value, plus $100 per Buffered PLUS. You could lose 90% of your investment in the Buffered PLUS.  See “How the Buffered PLUS Work” on page 4 above.

▪
Appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.  The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $1,220 per Buffered PLUS (122% of the stated principal amount). Although the leverage factor provides 140% exposure to any increase in the value of the basket at maturity, because the payment at maturity will be limited to 122% of the stated principal amount for the Buffered PLUS, any increase in the value of the basket by more than approximately 15.71% will not further increase the return on the Buffered PLUS.

▪
The market price of the Buffered PLUS may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the Buffered PLUS in the secondary market and the price at which we or certain of our affiliates, including Morgan Stanley & Co. LLC (“MS & Co.”), may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the price of each of the basket commodities at any time and, in particular, on the valuation date, the volatility (frequency and magnitude of changes in value) of each of the basket commodities, interest and yield rates in the market, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket commodities or commodities markets in general and which may affect the final basket commodity prices of the basket commodities, trends of supply and demand for the basket commodities, as well as the effects of speculation or any government activity that could affect the commodities markets, the time remaining until the Buffered PLUS mature and any actual or anticipated changes in our credit ratings or credit spreads. In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the Buffered PLUS will vary and may be less than the original issue price at any time prior to maturity and sale of the Buffered PLUS prior to maturity may result in a loss.

▪
The Buffered PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.  You are dependent on Morgan Stanley's ability to pay all amounts due on the Buffered PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market's view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley's credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Buffered PLUS.

▪
Changes in the price of one or more of the basket commodities may offset each other.  Price movements in the basket commodities may not correlate with each other.  At a time when the price of one basket commodity increases, the price of the other basket commodities may not increase as much, or may even decline.  Therefore, in calculating the performance of the basket commodities on the valuation date, increases in the price of one basket commodity may be moderated, or wholly offset, by lesser increases or declines in the price of the other basket commodities.

▪
Investments linked to commodities are subject to sharp fluctuations in commodity prices.  Investments, such as the Buffered PLUS, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil

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Buffered Performance Leveraged Upside SecuritiesSM

upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the prices of the basket commodities and the value of your Buffered PLUS in varying and potentially inconsistent ways.  As a result of these or other factors, the prices of the basket commodities may be, and have recently been, highly volatile.  See “Basket Overview” beginning on page 14.

▪	Specific commodities’ prices are affected by numerous factors specific to each market. We describe the principal risks associated with investments in the basket commodities the following paragraphs.

Brent.  The price of Brent blend crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates  Brent prices are generally more volatile and subject to dislocation than prices of other commodities.  Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil.  Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel.  Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels.  Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government regulations, such as environmental or consumption policies.  In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers.  OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply.  In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon the commencement or cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes).

Copper.  Demand for copper is significantly influenced by the level of global industrial economic activity.  Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors.  In recent years demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development.  An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels.  There are substitutes for copper in various applications.  Their availability and price will also affect demand for copper.  The main sources of copper are mines in Latin America and Eastern Europe and copper is refined mainly in Latin America, Australia and Asia.  The supply of copper is also affected by current and previous price levels, which will influence investment decisions in new smelters.  In previous years, copper supply has been affected by strikes, financial problems and terrorist activity.  It is not possible to predict the aggregate effect of all or any combination of these factors.

Gasoline.  Gasoline RBOB is a wholesale non-oxygenated blendstock traded in the New York Harbor barge market that is ready for the addition of 10% ethanol at the truck rack. The level of demand for non-oxygenated gasoline is primarily influenced by the level of global industrial activity.  In addition, the demand has seasonal variations, which occur during the “driving seasons” usually considered the summer months in North America and Europe.  Further, as gasoline RBOB is derived from crude oil, the price of crude oil also influences the price of gasoline RBOB.

Gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as, among other things, the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events.  Gold prices may also be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the

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Buffered Performance Leveraged Upside SecuritiesSM

official governmental sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, levels of gold production and production costs and short-term changes in supply and demand due to trading activities in the gold market.

Sugar. Global prices for sugar are primarily affected by the global demand for and supply of sugar, but are also significantly influenced by governmental policy and international trade agreements, by speculative actions and by currency exchange rates.  Sugar is used primarily as a human food sweetener, but is also used in the production of fuel ethanol.  Global demand for sugar is influenced by the level of human consumption of sweetened food-stuffs and beverages and, to a lesser extent, by the level of demand for sugar as the basis for fuel ethanol.  The world export supply of sugar is dominated by the European Union, Brazil, Guatemala, Cuba, Thailand and Australia, while other countries, including India, the United States, Canada and Russia produce significant amounts of sugar for domestic consumption.  Governmental programs and policies regarding agriculture and energy, specifically, and trade, fiscal and monetary issues, more generally, in these countries and at a multinational level could affect the supply and price of sugar.  Sugar prices are also affected by factors such as weather, disease and natural disasters.

Soybean Meal. Soybean meal (“soymeal”) is used primarily as an animal feed ingredient and therefore demand for soymeal is significantly influenced by the level of global livestock production.  Soymeal production is dominated by the United States, China, Brazil, Argentina and India.  Governmental programs and policies regarding agriculture, specifically, and trade, fiscal and monetary issues, more generally, in these countries could affect the supply and price of soymeal.  Soymeal prices are also affected by factors such as weather, crop yields, natural disasters, pestilence, technological developments, wars and political and civil upheavals.

Wheat.  Wheat prices are primarily affected by weather and crop growing conditions generally and the global demand for and supply of grain, which are driven by global grain production, population growth and economic activity.  Demand for wheat is in part linked to the development of agricultural, industrial and energy uses for wheat including the use of wheat for the production of animal feed and bioethanol, which may have a major impact on worldwide demand for wheat. In addition, prices for wheat are affected by governmental and intergovernmental programs and policies regarding trade, agriculture, and energy and, more generally, regarding fiscal and monetary issues.  Wheat prices may also be influenced by or dependent on retail prices, social trends, lifestyle changes and market power.  Substitution of other commodities for wheat could also impact the price of wheat. The supply of wheat is particularly sensitive to weather patterns such as floods, drought and freezing conditions, planting decisions, the price of fuel, seeds and fertilizers and the current and previous price of wheat. In addition, technological advances and scientific developments could lead to increases in worldwide production of wheat and corresponding decreases in the price of wheat. Extrinsic factors affecting wheat prices include natural disasters, pestilence, wars and political and civil upheavals.  China, India and the United States are the three largest suppliers of wheat crops.

▪
Suspensions or disruptions of market trading in commodity and related futures markets may adversely affect the price of the Buffered PLUS.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the prices of some of the basket commodities and, therefore, the value of the Buffered PLUS.

▪
There are risks relating to the trading of metals on the London Metal Exchange.  The official cash offer prices of copper is determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date

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of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months.  As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.  If such aberrations occur on any valuation date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of copper could be adversely affected.

▪
There are risks relating to trading of commodities on the London Bullion Market Association.  Gold is traded on the London Bullion Market Association, which we refer to as the LBMA.  The price of gold will be determined by reference to the fixing price reported by the LBMA.  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected.  The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading.  For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

▪
An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities.  The Buffered PLUS have returns based on the change in price of futures contracts on some of the basket commodities, not the change in the spot prices of actual physical commodities to which such futures contracts relate.  The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price.  Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity.  While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact.  In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time.  Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

▪
The amount payable on the Buffered PLUS is not linked to the commodity prices at any time other than the valuation date.  The final basket commodity prices will be based on the commodity prices on the valuation date, subject to adjustment for non-trading days and certain market disruption events.  Even if the basket appreciates prior to the valuation date but then drops on the valuation date so that the basket performance factor is below 90%, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the basket commodity price priors to such drop.  Although the actual commodity prices on the stated maturity date or at other times during the term of the Buffered PLUS may be higher than the final basket commodity prices, the payment at maturity will be based solely on the commodity prices on the valuation date.

▪
Investing in the Buffered PLUS is not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities.  Investing in the Buffered PLUS is not equivalent to investing directly in any of the basket commodities or in futures contracts or forward contracts on any of the basket commodities.  By purchasing the Buffered PLUS, you do not purchase any entitlement to any of the basket commodities or futures contracts or forward contracts on any of the basket commodities. Further, by purchasing the Buffered PLUS, you are taking credit risk of Morgan Stanley and not to any counter-party to futures contracts and forward contracts on any of the basket commodities.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price includes, and secondary market prices are likely to exclude commissions paid with respect to the Buffered PLUS and as the projected profit included in the cost

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of hedging our obligations under the Buffered PLUS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Buffered PLUS or in any secondary market transaction. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Buffered PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Buffered PLUS.  MS & Co. may, but is not obligated to, make a market in the Buffered PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS.  Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Buffered PLUS.  As calculation agent, MSCG, has determined the initial basket commodity price of each basket commodity, will determine the final basket commodity price of each basket commodity, the basket performance factor or the basket percent increase, as applicable, and will calculate the amount of cash you will receive at maturity.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any settlement price in the event of a market disruption event, may affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Buffered PLUS.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the Buffered PLUS (and possibly to other instruments linked to the basket commodities), including trading in futures and options contracts on the basket commodities as well as in other instruments related to such basket commodities.  Some of our subsidiaries also trade in the component futures contracts of the basket commodities and other financial instruments related to the basket commodities on a regular basis as part of their general commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial basket commodity prices of the basket commodities and, as a result, could have increased the prices at which the basket commodities must close on the valuation date so that you do not suffer a loss on your initial investment in the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the prices of the basket commodities on the valuation date and, accordingly, the amount of cash you will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.  Please read the discussion under “Additional Provisions ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue into income original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with non-buffered commodity-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded

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status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Buffered Performance Leveraged Upside SecuritiesSM

Basket Overview

The basket is a weighted basket composed of seven commodities.

Basket commodity information as of August 24, 2012
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low	Weighting
Brent (in U.S. dollars)	CO1	113.59	110.15	126.22 (on 3/13/2012)	89.23 (on 6/21/2012)	20%
Copper (in U.S. dollars)	LOCADY	7,600.50	8,832.00	9,197.00 (on 8/31/2011)	6,785.00 (on 10/4/2011)	15%
Gasoline (in U.S. dollars)	XB1	3.0780	2.8784	3.4166 (on 3/26/2012)	2.4489 (on 11/25/2011)	15%
Gold (in U.S. dollars)	GOLDLNPM	1,667.00	1,770.00	1,895.00 (on 9/6/2011)	1,531.00 (on 12/29/2011)	15%
Sugar (in U.S. cents)	SB 1	19.58	30.18	30.22 (on 8/26/2011)	18.90 (on 6/4/2012)	15%
Soybean meal (in U.S. dollars)	SM1	533.40	367.00	546.30 (on 7/30/2012)	275.50 (on 12/9/2011)	10%
Wheat (in U.S. cents)	W 1	867.50	749.25	943.25 (on 7/22/2012)	573.50 (on12/9/2011)	10%

*Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket commodity, the initial commodity price was determined and the final commodity price will be determined based on the prices published by the relevant exchange.

The following graph is calculated to show the performance of the basket during the period from January 1, 2007 through August 24, 2012 assuming the basket commodities are weighted as set out above and illustrates the effect of the offset and/or correlation among the basket commodities during such period.  The graph does not take into account the leverage factor on the Buffered PLUS or the maximum payment at maturity, nor does it attempt to show your expected return on an investment in the Buffered PLUS.  You cannot predict the future performance of any basket commodity or of the basket as a whole, or whether increases in the price of any basket commodity will be offset by decreases in the prices of the other basket commodities.  The historical price performance of the basket and the degree of correlation between the price trends of the basket commodities (or lack thereof) should not be taken as an indication of its future performance.
Historical Basket Performance January 1, 2007 through August 24, 2012

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Buffered Performance Leveraged Upside SecuritiesSM

The following graphs set forth the official daily prices, for each of the basket commodities for each quarter in the period from January 1, 2007 through August 24, 2012.  The related tables set forth the published high and low, as well as end-of-quarter, prices for each respective basket commodity for the same period.  The commodity prices on August 24, 2012 were, in the case of brent, $113.59, in the case of copper, $7,600.50, in the case of gasoline, $3.0780, in the case of gold, $1,667.00, in the case of sugar, 19.58¢, in the case of soybean meal, $533.40 and in the case of wheat, 867.50¢.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical prices and historical performance of the basket commodities should not be taken as an indication of future performance.  We cannot give you any assurance that the basket will appreciate over the term of the Buffered PLUS so that you will receive a payment in excess of the stated principal amount of the Buffered PLUS.

Daily Official Settlement Prices of Brent January 1, 2007 to August 24, 2012

Brent (in U.S. dollars)	High	Low	Period End
2007
First Quarter	68.10	51.70	68.10
Second Quarter	72.18	64.44	71.41
Third Quarter	80.03	68.69	79.17
Fourth Quarter	95.76	76.58	93.85
2008
First Quarter	107.55	86.62	100.30
Second Quarter	140.31	100.17	139.83
Third Quarter	146.08	89.22	98.17
Fourth Quarter	95.33	36.61	45.59
2009
First Quarter	53.50	39.55	49.23
Second Quarter	71.79	48.44	69.30
Third Quarter	75.51	60.43	69.07
Fourth Quarter	79.69	67.20	77.93
2010
First Quarter	82.70	69.59	82.70
Second Quarter	88.94	69.55	75.01
Third Quarter	82.68	71.45	82.31
Fourth Quarter	94.75	81.10	94.75
2011
First Quarter	117.36	93.33	117.36
Second Quarter	126.65	105.12	112.48
Third Quarter	118.78	102.57	102.76
Fourth Quarter	115.00	99.79	107.38
2012
First Quarter	126.22	107.38	122.88
Second Quarter	125.43	89.23	97.80
Third Quarter (through August 24, 2012)	116.90	97.34	113.59

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Daily Official Settlement Prices of Copper January 1, 2007 to August 24, 2012

Copper (in U.S. dollars)	High	Low	Period End
2007
First Quarter	6,940.00	5,225.50	6,940.00
Second Quarter	8,225.00	6,916.00	7,650.00
Third Quarter	8,210.00	6,960.00	8,165.00
Fourth Quarter	8,301.00	6,272.50	6,676.50
2008
First Quarter	8,881.00	6,666.00	8,520.00
Second Quarter	8,884.50	7,921.00	8,775.50
Third Quarter	8,985.00	6,419.00	6,419.00
Fourth Quarter	6,379.00	2,770.00	2,902.00
2009
First Quarter	4,078.00	2,902.00	4,035.00
Second Quarter	5,266.00	3,963.50	5,108.00
Third Quarter	6,490.50	4,821.00	6,136.00
Fourth Quarter	7,346.00	5,856.00	7,346.00
2010
First Quarter	7,830.00	6,242.00	7,830.00
Second Quarter	7,950.50	6,091.00	6,515.00
Third Quarter	8,053.50	6,354.00	8,053.50
Fourth Quarter	9,739.50	8,085.50	9,739.50
2011
First Quarter	10,148.00	8,980.00	9,399.50
Second Quarter	9,823.00	8,536.50	9,301.00
Third Quarter	9,827.00	6,975.50	7,131.50
Fourth Quarter	8,040.00	6,785.00	7,554.00
2012
First Quarter	8,658.00	7,471.00	8,480.00
Second Quarter	8,575.50	7,251.50	7,604.50
Third Quarter (through August 24, 2012)	7,777.00	7,327.00	7,600.50

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Buffered Performance Leveraged Upside SecuritiesSM

Daily Official Settlement Prices of Gasoline January 1, 2007 to August 24, 2012

Gasoline (in U.S. dollars)	High	Low	Period End
2007
First Quarter	2.1355	1.3553	2.1115
Second Quarter	2.4405	2.0177	2.2942
Third Quarter	2.3694	1.8637	2.0683
Fourth Quarter	2.4962	1.9813	2.4758
2008
First Quarter	2.7429	2.2399	2.6163
Second Quarter	3.5480	2.6392	3.5015
Third Quarter	3.5710	2.3970	2.4847
Fourth Quarter	2.3600	0.7927	1.0082
2009
First Quarter	1.5311	1.0082	1.4000
Second Quarter	2.0711	1.3717	1.8972
Third Quarter	2.0693	1.6205	1.7259
Fourth Quarter	2.0705	1.7203	2.0525
2010
First Quarter	2.3100	1.8864	2.3100
Second Quarter	2.4351	1.9308	2.0606
Third Quarter	2.1935	1.8494	2.0448
Fourth Quarter	2.4532	2.0410	2.4532
2011
First Quarter	3.1076	2.3427	3.1076
Second Quarter	3.4648	2.7766	3.0316
Third Quarter	3.1536	2.5547	2.6260
Fourth Quarter	2.8247	2.4489	2.6863
2012
First Quarter	3.4166	2.6863	3.3899
Second Quarter	3.3954	2.5501	2.7272
Third Quarter (through August 24, 2012)	3.1158	2.6239	3.0780

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Daily Official Settlement Prices of Gold January 1, 2007 to August 24, 2012

Gold (in U.S. dollars)	High	Low	Period End
2007
First Quarter	685.75	608.40	661.75
Second Quarter	691.40	642.10	650.50
Third Quarter	743.00	648.75	743.00
Fourth Quarter	841.10	725.50	833.75
2008
First Quarter	1,011.25	833.75	933.50
Second Quarter	946.00	853.00	930.25
Third Quarter	986.00	740.75	884.50
Fourth Quarter	903.50	712.50	869.75
2009
First Quarter	989.00	810.00	916.50
Second Quarter	981.75	870.25	934.50
Third Quarter	1,018.50	908.50	995.75
Fourth Quarter	1,212.50	1,003.50	1,087.50
2010
First Quarter	1,153.00	1,058.00	1,115.50
Second Quarter	1,261.00	1,123.50	1,244.00
Third Quarter	1,307.50	1,157.00	1,307.00
Fourth Quarter	1,421.00	1,313.50	1,405.50
2011
First Quarter	1,447.00	1,319.00	1,439.00
Second Quarter	1,552.50	1,418.00	1,505.50
Third Quarter	1,895.00	1,483.00	1,620.00
Fourth Quarter	1,795.00	1,531.00	1,531.00
2012
First Quarter	1,781.00	1,531.00	1,662.50
Second Quarter	1,677.50	1,540.00	1,598.50
Third Quarter (through August 24, 2012)	1,667.00	1,556.25	1,667.00

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Buffered Performance Leveraged Upside SecuritiesSM

Daily Official Settlement Prices of Sugar January 1, 2007 to August 24, 2012

Sugar (in U.S. cents)	High	Low	Period End
2007
First Quarter	11.75	9.85	9.88
Second Quarter	9.98	8.45	9.07
Third Quarter	10.33	9.07	9.56
Fourth Quarter	11.07	9.70	10.82
2008
First Quarter	15.02	10.73	11.69
Second Quarter	12.67	9.52	12.04
Third Quarter	14.19	11.65	12.36
Fourth Quarter	13.93	10.57	11.81
2009
First Quarter	13.70	11.43	12.67
Second Quarter	16.93	12.22	16.81
Third Quarter	24.39	16.96	24.12
Fourth Quarter	27.26	21.24	26.95
2010
First Quarter	29.90	16.57	16.59
Second Quarter	18.03	13.67	18.03
Third Quarter	26.84	16.28	25.30
Fourth Quarter	34.39	22.99	32.12
2011
First Quarter	35.31	25.65	27.11
Second Quarter	29.28	20.47	28.36
Third Quarter	31.34	24.84	26.34
Fourth Quarter	27.93	22.75	23.30
2012
First Quarter	26.50	23.13	24.71
Second Quarter	24.71	18.90	21.81
Third Quarter (through August 24, 2012)	23.92	19.58	19.58

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Buffered Performance Leveraged Upside SecuritiesSM

Daily Official Settlement Prices of Soybean Meal January 1, 2007 to August 24, 2012

Soybean Meal (in U.S. dollars)	High	Low	Period End
2007
First Quarter	231.40	186.60	211.80
Second Quarter	237.80	190.90	229.20
Third Quarter	282.80	212.90	276.30
Fourth Quarter	337.70	254.70	331.50
2008
First Quarter	377.00	310.30	322.30
Second Quarter	434.00	321.80	434.00
Third Quarter	453.90	279.40	279.40
Fourth Quarter	300.50	240.50	300.50
2009
First Quarter	320.40	267.80	295.30
Second Quarter	428.00	294.30	412.30
Third Quarter	418.20	281.90	288.70
Fourth Quarter	336.00	272.00	313.90
2010
First Quarter	319.40	249.60	265.80
Second Quarter	295.60	261.20	289.40
Third Quarter	321.50	290.00	302.10
Fourth Quarter	370.30	285.70	370.30
2011
First Quarter	390.00	340.80	370.70
Second Quarter	373.30	332.20	332.20
Third Quarter	381.10	304.70	304.70
Fourth Quarter	328.40	275.50	309.40
2012
First Quarter	388.70	304.80	388.70
Second Quarter	436.00	386.50	436.00
Third Quarter (through August 24, 2012)	546.30	436.00	533.40

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Daily Official Settlement Prices of Wheat January 1, 2007 to August 24, 2012

Wheat (in U.S. cents)	High	Low	Period End
2007
First Quarter	501.00	438.00	438.00
Second Quarter	609.00	419.00	582.00
Third Quarter	939.00	569.50	939.00
Fourth Quarter	973.50	748.00	885.00
2008
First Quarter	1,280.00	882.50	929.00
Second Quarter	974.25	743.50	843.50
Third Quarter	897.25	668.00	680.00
Fourth Quarter	669.75	457.75	610.75
2009
First Quarter	643.50	490.25	532.75
Second Quarter	674.50	504.50	511.25
Third Quarter	549.25	429.00	457.50
Fourth Quarter	574.75	441.25	541.50
2010
First Quarter	572.50	450.50	450.50
Second Quarter	501.00	428.00	464.75
Third Quarter	785.75	484.00	674.00
Fourth Quarter	799.25	626.25	794.25
2011
First Quarter	886.00	662.00	763.25
Second Quarter	826.00	584.75	584.75
Third Quarter	762.25	584.50	609.25
Fourth Quarter	660.75	573.50	652.75
2012
First Quarter	674.25	592.25	660.75
Second Quarter	739.00	591.25	739.00
Third Quarter (through August 24, 2012)	943.25	739.00	867.50

August 2012	Page 21

Buffered PLUS Based on the Performance of a Basket of Seven Commodities due February 27, 2014
Buffered Performance Leveraged Upside SecuritiesSM

Additional Information About the Buffered PLUS
Please read this information in conjunction with the summary terms on the front cover of this document.
Additional provisions:
Bull market or bear market PLUS:	Bull market PLUS
Postponement of maturity date:
If due to a market disruption event or otherwise, the valuation date for any basket commodity is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following such valuation date as postponed.

Denominations:	$1,000 per Buffered PLUS and integral multiples thereof
Minimum ticketing size:	$1,000 / 1 Buffered PLUS
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to settlement, other than pursuant to a sale or exchange.
▪
Upon sale, exchange or settlement of the Buffered PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the Buffered PLUS for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Buffered PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”) and its successors
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Buffered PLUS by taking positions in the basket commodities and in futures and

August 2012	Page 22

Buffered PLUS Based on the Performance of a Basket of Seven Commodities due February 27, 2014
Buffered Performance Leveraged Upside SecuritiesSM

options contracts on the basket commodities listed on major securities markets.  Such purchase activity could have increased the prices of the basket commodities, and therefore could have increased the prices at which the basket commodities must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Buffered PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Buffered PLUS.

Because we may be considered a party in interest with respect to many Plans, the Buffered PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Buffered PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Buffered PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Buffered PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Buffered PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Buffered PLUS are contractual financial instruments.  The financial exposure provided by the Buffered PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Buffered PLUS.  The Buffered PLUS have not been designed and will not be administered in a manner intended to reflect the

August 2012	Page 23

Buffered PLUS Based on the Performance of a Basket of Seven Commodities due February 27, 2014
Buffered Performance Leveraged Upside SecuritiesSM

individualized needs and objectives of any purchaser or holder of the Buffered PLUS. Each purchaser or holder of any Buffered PLUS acknowledges and agrees that:
(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Buffered PLUS, (B) the purchaser or holder’s investment in the Buffered PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Buffered PLUS;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Buffered PLUS and (B) all hedging transactions in connection with our obligations under the Buffered PLUS;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and
(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Buffered PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Buffered PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Buffered PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Buffered PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Buffered PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the Buffered PLUS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $20 for each Buffered PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.

Validity of the Buffered PLUS:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Buffered PLUS offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Buffered PLUS will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s

August 2012	Page 24

Buffered PLUS Based on the Performance of a Basket of Seven Commodities due February 27, 2014
Buffered Performance Leveraged Upside SecuritiesSM

authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Buffered PLUS and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement for PLUS dated August 17, 2012

Prospectus dated November 21, 2011

Terms used in this document are defined in the prospectus supplement for PLUS or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

August 2012	Page 25